Consent of Independent Auditors

We consent to the reference to our firm under the caption “Accountants and Financial Statements” in the prospectus and to the use of our reports (1) dated February 15, 2001 with respect to the statutory-basis financial statements and schedules of Transamerica Life Insurance and Annuity Company and (2) dated March 3, 2001 with respect to the subaccounts of Transamerica Life Insurance And Annuity Company Separate Account VA-8 which are available for investment by contract owners of the Transmark Optimum Choice Variable Annuity, included in Post-Effective Amendment No. 3 to the Registration Statement (Form N-4 No. 333-32664) and the related Prospectus of Transmark Optimum Choice Variable Annuity.

/s/ Ernst & Young LLP

Los Angeles, California
April 24, 2001